Exhibit 99.1

Contact:

Shelley Boxer, V.P. Finance

MSC Industrial Direct Co., Inc.

(516) 812-1216

Investor Relations: Eric Boyriven/Jim Olecki
Press: Scot Hoffman

Financial Dynamics

(212) 850-5600

FOR IMMEDIATE RELEASE

MSC INDUSTRIAL DIRECT CO., INC. REPORTS

FISCAL 2005 FOURTH QUARTER AND FULL YEAR RESULTS

— Annual sales top $1 Billion —

— Earnings per diluted share increase 31.3% to $0.42 —

Melville, NY, October 27, 2005 - MSC INDUSTRIAL DIRECT CO., INC. (NYSE: MSM), “MSC or the Company” one of the premier distributors of MRO supplies to industrial customers throughout the United States, today reported financial results for its fiscal 2005 year and fourth quarter ended August 27, 2005.

Net sales for the fiscal 2005 fourth quarter totaled $276.8 million, compared with net sales of $246.7 million in the fourth quarter of fiscal 2004, an increase of 12.2%.  Fiscal 2005 fourth quarter net income increased 26.6% to $28.2 million, from $22.3 million in the same quarter a year ago.  Earnings per diluted share in the fourth quarter of fiscal 2005 were $0.42, an increase of 31.3% over earnings per diluted share of $0.32 in the fourth quarter of fiscal 2004.

The Company’s results for the fourth quarter of fiscal 2005 included a pre-tax charge to operating income of $0.8 million, associated with the resolution of a patent infringement claim.  This was more than offset by a reduction in the Company’s tax provision during the fourth quarter to bring its effective tax rate to 38.2% for the fiscal 2005 full-year period.  The net effect of these two items was an increase in fiscal 2005 fourth quarter earnings per diluted share of $0.01.

Net sales for the fiscal 2005 full-year period were $1.1 billion, a 15.1% increase over net sales of $955.3 million in fiscal 2004.  Net income in fiscal 2005 rose 38.3% to $112.3 million, from $81.2 million in fiscal 2004.  Fiscal 2005 full-year diluted earnings per share were $1.61, compared with $1.17 for the fiscal 2004 full-year period, an increase of 37.6%.

“Fiscal 2005 was a great year for MSC that was capped by a solid fourth quarter,” stated David Sandler, President and Chief Executive Officer.  “For the first time in our history, we reported annual sales in excess of $1 billion.  Driven by the continued growth in demand for our services across all regions and sectors, the Company once again delivered on every commitment we made.  We improved our operating margins to 16.2%, and substantially grew our net income and earnings per share while also executing on all of our strategic initiatives.  The result was that MSC continued to gain market share and grow, as we worked with our customers to support their businesses, while lowering their operating

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costs.  While our teams’ hard work ensured fiscal 2005 was a success, we also continued to invest in the future of the business, taking steps to further expand our sales force, establish a presence in the western region of the U.S., improve the profitability of our direct mail program and enhance the effectiveness of MSCDirect.com.  Overall, we are very pleased with our performance in fiscal 2005, which has positioned us well for future growth.”

Chuck Boehlke, Chief Financial Officer, added, “Fiscal 2005 was an excellent year financially for MSC.  Along with crossing the $1 billion revenue mark, our commitment to operational excellence allowed us to convert 32.5% of incremental revenue into operating profits for the year, and resulted in significant growth in operating and net income.  Fiscal 2005 also saw MSC maintain its commitment to diligent management of its balance sheet.  Free cash flow (see Note 1) for fiscal 2005 was $113.7 million, exceeding net income generation during the period.  We were able to utilize this excellent cash flow in fiscal 2005 to continue investing in our operations, while also taking actions to enhance shareholder value, returning over $230 million to shareholders through stock buybacks and cash dividends.  Overall, MSC is in an excellent position financially to continue executing on its strategy going forward.”

Mr. Sandler concluded, “Looking into fiscal 2006, we remain confident about our prospects.  The major drivers of our growth have always been the value proposition we bring to our customers, the quality of our associates, and our ability to execute on our strategy.  During 2006, we will ensure that this remains the case, taking the necessary actions to continue to grow our business and take market share while also creating value for our customers, associates and shareholders.  Given current market conditions, we expect revenues for the first quarter of fiscal 2006 to be between $292 million and $298 million, and diluted earnings per share to be between $0.44 and $0.46, which includes expenses of approximately $0.03 per diluted share related to the expensing of stock options as required by SFAS 123R.”

The management of MSC will host a conference call today at 11:00 a.m. Eastern Time to review the fourth quarter of fiscal 2005 results and to comment on current operations.  The call may be accessed via the Internet at: http://www.mscdirect.com.

Note 1 - Free cash flow is defined as net cash provided by operating activities less expenditures for property, plant and equipment.  Net cash flow provided by operating activities during the fiscal 2005 full-year period was $125.1 million.  Expenditures for property, plant and equipment were $11.4 million, for fiscal 2005.  Management considers free cash flow to be an important indicator of the Company’s financial strength and the ability to generate liquidity because it reflects cash generated from operations that can be used for strategic initiatives, dividends, and repurchases of the Company’s stock.

MSC Industrial Direct (NYSE: MSM) is one of the premier distributors of MRO supplies to industrial customers throughout the United States.  MSC distributes more than 500,000 industrial products from approximately 2,100 suppliers to approximately 343,000 customers.  In-stock availability is approximately 99% and standard ground delivery is next day to 80% of the industrial United States.  MSC reaches its customers through a combination of more than 28 million direct-mail catalogs, approximately 90 branch sales offices, approximately 500 sales people, the Internet and associations with some of the world’s most prominent B2B e-commerce portals.

CAUTIONARY STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.  Statements in this Press Release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended.  Any statements contained herein which are not statements of historical facts and that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future shall be deemed to be forward-looking statements.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Future events, actual results and performance, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to release publicly any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  The inclusion of any statement in this release does not constitute an admission by MSC or any other person that the events or circumstances described in such statement are material.  Factors that could cause actual results to differ materially from those in forward-looking statements include, without limitation, changing customer and product mixes, changing market conditions, industry consolidations, competition, general economic conditions in the markets in which the Company operates, rising commodity and energy prices, risk of cancellation or rescheduling of orders, work stoppages or other business interruptions (including due to extreme weather conditions) at transportation centers or shipping ports, the risk of war, terrorism and similar hostilities, dependence on the Company’s information systems and on key personnel, and various other risk factors listed from time to time in the Company’s SEC reports.

(Tables Follow)

MSC INDUSTRIAL DIRECT CO., INC.

Condensed Consolidated Balance Sheets

(In thousands)

	August 27, 2005	August 28, 2004

ASSETS
Current Assets:
Cash and cash equivalents	$41,020	$39,517
Available-for-sale securities	4,254	6,000
Accounts receivable, net of allowance for doubtful accounts	126,501	114,077
Inventories	231,199	225,427
Prepaid expenses and other current assets	18,856	16,368
Deferred income taxes	10,166	10,000
Total current assets	431,996	411,389

Available-for-sale securities	40,224	137,797
Property, Plant and Equipment, net	102,219	103,284
Goodwill	63,202	63,202
Other assets	13,957	13,715
Total Assets	$651,598	$729,387

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$36,571	$36,233
Accrued liabilities	56,080	48,638
Current portion of long-term notes payable	151	142
Total current liabilities	92,802	85,013
Long-term notes payable	830	997
Deferred income tax liabilities	27,550	25,171
Total liabilities	121,182	111,181
Shareholders’ Equity:
Preferred Stock	—	—
Class A common stock	54	52
Class B common stock	21	21
Additional paid-in capital	351,649	314,710
Retained earnings	376,251	393,341
Accumulated other comprehensive loss	(82)	(12)
Class A treasury stock, at cost	(191,943)	(88,580)
Deferred stock compensation	(5,534)	(1,326)
Total shareholders’ equity	530,416	618,206
Total Liabilities and Shareholders’ Equity	$651,598	$729,387

MSC INDUSTRIAL DIRECT CO., INC.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Fiscal Years Ended
	August 27, 2005	August 28, 2004	August 27, 2005	August 28, 2004

Net sales	$276,757	$246,687	$1,099,915	$955,282

Cost of goods sold	149,350	135,737	595,840	524,913

Gross profit	127,407	110,950	504,075	430,369

Operating expenses	84,501	75,022	326,415	299,661

Income from operations	42,906	35,928	177,660	130,708

Other Income:

Interest income, net	944	535	3,973	1,979

Other income, net	45	35	121	354

Total other income	989	570	4,094	2,333

Income before provision for income taxes	43,895	36,498	181,754	133,041

Provision for income taxes	15,719	14,234	69,484	51,886

Net income	$28,176	$22,264	$112,270	$81,155

Per Share Information:
Net income per common share:
Basic	$.43	$.33	$1.65	$1.21
Diluted	$.42	$.32	$1.61	$1.17

Weighted average shares used in computing net income per common share
Basic	66,027	67,816	67,934	67,056
Diluted	67,755	70,176	69,889	69,548

MSC INDUSTRIAL DIRECT CO., INC.

Consolidated Statements of Cash Flows

(In thousands)

	For The Fiscal Years Ended
	August 27, 2005	August 28, 2004

Cash Flows from Operating Activities:

Net income	$112,270	$81,155
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	12,258	12,315
Loss on disposal of property, plant and equipment	219	—
Amortization of deferred stock compensation	804	151
Provision for doubtful accounts	2,711	1,761
Deferred income taxes	2,213	(2,617)
Stock option income tax benefit	10,043	15,368
Amortization of bond premium	471	248

Changes in operating assets and liabilities:
Accounts receivable	(15,135)	(22,240)
Inventories	(5,772)	(23,825)
Prepaid expenses and other current assets	(2,488)	(4,329)
Other assets	(242)	2,534
Accounts payable and accrued liabilities	7,780	6,396

Total adjustments	12,862	(14,238)

Net cash provided by operating activities	125,132	66,917

Cash Flows from Investing Activities:
Proceeds from sales of investments in available-for-sale securities	205,573	56,070
Purchases of investments in available-for-sale securities	(106,795)	(200,127)
Expenditures for property, plant and equipment	(11,412)	(8,664)

Net cash provided by (used in) investing activities	87,366	(152,721)

Cash Flows from Financing Activities:
Purchases of treasury stock	(104,759)	(6,754)
Payment of cash dividend	(129,765)	(19,480)
Proceeds from sale of Class A common stock in connection with associate stock purchase plan	1,801	1,405
Proceeds from exercise of Class A common stock options	21,886	36,018
Repayments of notes payable	(158)	(162)

Net cash (used in) provided by financing activities	(210,995)	11,027
Net increase (decrease) in cash and cash equivalents	1,503	(74,777)
Cash and cash equivalents – beginning of period	39,517	114,294
Cash and cash equivalents – end of period	$41,020	$39,517
Supplemental Disclosure of Cash Flow Information:
Cash paid for income taxes	$52,855	$42,184

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